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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-198703

Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

3.875% Senior Notes due 2026	$550,000,000	$55,385

(1)
The filing fee of $55,385 calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To prospectus dated September 12, 2014)

$550,000,000

3.875% Senior Notes due 2026

         We are offering $550,000,000 aggregate principal amount of our 3.875% Senior Notes due 2026 (the "notes").

         We will pay interest on the notes on February 26 and August 26 of each year, beginning on February 26, 2017. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

         The notes will mature on August 26, 2026. We may redeem some or all of the notes at our option at any time and from time to time prior to July 26, 2026 (the date that is one month prior to the maturity date of the notes) at the "make-whole" redemption price described in this prospectus supplement under "Description of Notes—Optional Redemption." On and after July 26, 2026, we may redeem some or all of the notes at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest up to but excluding the date of redemption.

         The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries.

         The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

         Investing in the notes involves risks. See "Risk Factors" beginning on page S-12 of this prospectus supplement and the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus, including those appearing in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

	Per Note	Total
Public offering price(1)	99.819%	$549,004,500
Underwriting discount	0.650%	$3,575,000
Proceeds, before expenses, to us	99.169%	$545,429,500

(1)
Plus accrued interest from August 26, 2016, if settlement occurs after that date.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, S.A., on or about August 26, 2016.

Book-Running Manager
Morgan Stanley

Senior Co-Manager
Raymond James

The date of this prospectus supplement is August 23, 2016.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus contain information about Old Republic International Corporation and about the notes. They also refer to information contained in other documents filed by us with the Securities and Exchange Commission and incorporated into this document by reference. References to this prospectus supplement or the prospectus also include the information contained in such other documents. To the extent that information appearing in a later filed document is inconsistent with prior information, the later statement will control. If this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement.

        We have not authorized anyone to provide you with information that is different from, or additional to, the information provided in this prospectus supplement and the accompanying prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Prospectus Supplement

Prospectus

 INFORMATION INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable Securities and Exchange Commission rules) until our offering is completed:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 29, 2016;

  •
  Our Quarterly Report on Form 10-Q for the three month period ended March 31, 2016, filed on May 6, 2016;

  •
  Our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2016, filed on August 5, 2016;

  •
  Our Definitive Proxy Statement for the 2016 Annual Meeting of Shareholders filed with the SEC on April 15, 2016, and our Definitive Proxy Statement supplement filed with the SEC on May 16, 2016 ; and

  •
  Our Current Reports on Form 8-K filed on June 1, 2016 and August 23, 2016.

        You may request a copy of these filings at no cost by writing to or telephoning us at the following address:

  Old Republic International Corporation
  307 North Michigan Avenue
  Chicago, Illinois 60601
  Telephone: (312) 346-8100
  Attention: Corporate Secretary

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and any documents incorporated by reference contain a number of forward-looking statements which relate to anticipated future events rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. Such statements are based upon current expectations of Old Republic International Corporation and speak only as of the date made. These statements are subject to various risks and uncertainties and other factors that could cause results to differ from those set forth in the forward-looking statements. With regard to Old Republic's General Insurance segment, its results can be affected, in particular, by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Title Insurance and RFIG Run-off results can be affected by similar factors and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, variations in mortality and health trends, and changes in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company's widespread operations.

        A more detailed discussion of all the foregoing risks appears in Part I, Item 1A—Risk Factors, of the Company's 2015 Form 10-K, which Item is specifically incorporated herein by reference.

        All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. None of Old Republic International Corporation or its subsidiaries have a duty to update any of the forward-looking statements after the date of this prospectus supplement to conform them to actual results except as otherwise required by law.

SUMMARY

        The following summary may not contain all of the information that is important to you. You should read the following summary together with more detailed information regarding us and the notes being sold in this offering and our financial statements and notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus. A more detailed discussion of our business appears in the reports we file with the SEC which are incorporated herein by reference, including in our 2015 Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Q. See "Where You Can Find More Information" in the accompanying prospectus. In this prospectus supplement, unless stated otherwise or the context otherwise requires, the terms "Old Republic," "our company," "the Company," "we," "us," and "our" refer to Old Republic International Corporation and its consolidated subsidiaries.

 The Company

Overview

        Old Republic International Corporation is a Chicago based holding company engaged in the single business of insurance underwriting and related services. We conduct our operations principally through a number of regulated insurance company subsidiaries organized into three major segments, namely, our General Insurance Group (property and liability insurance), Title Insurance Group, and the Republic Financial Indemnity Group ("RFIG") (mortgage guaranty and consumer credit indemnity) Run-off Business. We also operate a small life and accident insurance business. In particular, our subsidiaries provide specialty insurance programs to the transportation (trucking and general aviation), commercial construction, healthcare, education, retail and wholesale trade, forest products, energy, general manufacturing and financial services industries.

        The insurance business is distinguished from most others in that the prices (premiums) charged for various insurance products are set without certainty of the ultimate benefit and claim costs that will emerge or be incurred, often many years after issuance and expiration of a policy. Our business is a long-term undertaking which is managed with a primary focus on achieving favorable underwriting results over cycles, and on the maintenance of financial soundness in support of the insurance subsidiaries' long-term obligations to insurance beneficiaries. In addition to income arising from basic underwriting and related services functions, significant investment income is earned from invested funds generated by those functions and from shareholders' capital. Investment management aims for stability of income from interest and dividends, protection of capital, and sufficiency of liquidity to meet insurance underwriting and other obligations as they become payable in the future. Securities trading and the realization of capital gains are not objectives. Our investment philosophy is therefore best characterized as emphasizing value, credit quality, and relatively long-term holding periods. Our ability to hold both fixed maturity and equity securities for long periods of time is in turn enabled by the scheduling of maturities in contemplation of an appropriate matching of assets and liabilities, and by investments in large capitalization equity securities with necessary market liquidity.

General Insurance Group

        ($3,313.3 million or 58.4% of our fiscal 2015 operating revenues and $1,670.5 million or 59.6% of our six months 2016 operating revenues).    Our General Insurance Group, through its subsidiaries, assumes risks and provides related risk management services that encompass a large variety of property and liability insurance coverages. Our coverage does not include a meaningful exposure to personal lines of insurance such as homeowners and private automobile coverages, and does not insure significant amounts of commercial or other real property. General Insurance is primarily sold through our independent agency and brokerage channels (approximately 91% of our fiscal 2015 premiums).

        Additionally, approximately 9% of premiums sold during fiscal 2015 were directly through our production facilities.

        We primarily focus on liability coverage underwritten for businesses and public entities in the following classes: commercial automobile, general liability and workers' compensation. Within these insurance classes we focus on a number of industries, most prominently the transportation (trucking and general aviation), commercial construction, healthcare, education, retail and wholesale trade, forest products, energy, general manufacturing, and financial services industries.

        Our operations have been developed through a combination of internal growth, the establishment of additional subsidiaries focused on new types of coverages and/or industry sectors, and through several mergers of smaller companies. For fiscal 2015 and for six months 2016, the breakdown of direct insurance premiums within the General Insurance Group was as follows: approximately 28.3% and 28.1% commercial automobile, approximately 36.4% and 37.9% workers' compensation, approximately 11.3% and 11.1% general liability insurance and approximately 24.0% and 22.9 other insurance, respectively.

        Among other liability coverages, we indemnify corporations' financial exposures to directors' and officers' ("D&O") liability, as well as provide errors and omissions ("E&O") liability insurance. For over thirty years, we have been a provider of aviation insurance, including coverage for hull and liability exposures.

        We have a property insurance business that underwrites commercial physical damage insurance on trucking risks. A very small portion of this business is comprised of fire and other physical perils for commercial properties. In addition to D&O and E&O financial indemnity coverages, we cover fidelity, surety and credit exposures for a wide range of business enterprises. Fidelity and surety policies are issued through independent agents by the Old Republic Surety Company. Surety bonds, such as those covering public officials, license and permit authorizations and contract bonds covering both public and private works, are typically written for exposures of less than $500,000. Fidelity bonds are also extended to small to medium-sized risks.

        Extended warranty coverages for new and used automobiles, as well as home warranty policies covering appliances and other mechanical systems in pre-owned homes, are marketed by us through our own employees and selected independent agents. Travel insurance is produced through independent travel agents in Canada. The coverages provided under these policies, some of which are also underwritten by one of our life insurance subsidiaries, include trip delay and trip cancellation protection for insureds.

Title Insurance Group

        ($2,080.7 million or 36.7% of our fiscal 2015 operating revenues and $1,017.5 million or 36.3% of our six months 2016 operating revenues).    We primarily issue title insurance to real estate purchasers and investors based on searches of public records which contain information concerning interests in real property. The policies insure against losses arising from defects, liens and encumbrances affecting the insured title and not excluded or excepted from the coverage of the policy. For the year ended December 31, 2015 and the six month 2016 period, approximately 27% and 28%, respectively, of the Company's consolidated title premium and related fee income stemmed from direct operations (which include branch offices of its title insurers and wholly owned agency and service subsidiaries of the Company), while the remaining 73% and 72%, respectively, emanated from independent title agents and underwritten title companies.

        There are two basic types of title insurance policies: lenders' policies and owners' policies. Both types are issued for a one-time premium. Most mortgages made in the U.S. are extended by mortgage bankers, savings and commercial banks, state and federal agencies, and life insurance companies. These financial institutions secure title insurance policies to protect their mortgagees' interest in real property. This protection remains in effect for as long as the mortgagee has an interest in the property. A separate title insurance policy may be issued to the owner of real estate. An owners' policy of title insurance protects an owner's interest in the title to the property.

        The premiums charged for the issuance of title insurance policies vary with the policy amount and the type of policy issued. The premium is collected in full when the real estate transaction is closed, there being no recurring fee thereafter. In many areas, premiums charged on subsequent policies on the same property may be reduced, depending generally upon the time elapsed between issuance of the previous policies and the nature of the transactions for which the policies are issued. Most of the charge to the customer relates to title services rendered in conjunction with the issuance of a policy rather than to the possibility of loss due to risks insured against. Accordingly, the cost of service performed by a title insurer relates, for the most part, to the prevention of loss rather than to the assumption of risk of loss. Claim losses that do occur result primarily from title search and examination mistakes, fraud, forgery, incapacity, missing heirs and escrow processing errors.

        We are also a provider of escrow closing and construction disbursement services, as well as real estate information products, national default management services, and a variety of other services pertaining to real estate transfers and loan transactions.

RFIG Run-Off Business

        ($245.0 million or 4.3% of our fiscal 2015 operating revenues and $102.3 million or 3.6% of our six months 2016 operating revenues).    Our RFIG run-off business consists of our mortgage guaranty and consumer credit indemnity ("CCI") operations.

        Private mortgage insurance protects mortgage lenders and investors from default related losses on residential mortgage loans made primarily to homebuyers who make down payments of less than 20% of the home's purchase price. The mortgage guaranty operation insures only first mortgage loans, primarily on residential properties incorporating one-to-four family dwelling units. Old Republic's mortgage guaranty business was started in 1973.

        There are two principal types of private mortgage insurance coverage: "primary" and "pool". Primary mortgage insurance provides mortgage default protection on individual loans and covers a stated percentage of the unpaid loan principal, delinquent interest, and certain expenses associated with the default and subsequent foreclosure. In lieu of paying the stated coverage percentage, the Company may pay the entire claim amount, take title to the mortgaged property, and subsequently sell the property to mitigate its loss. Pool insurance, which is written on a group of loans in negotiated transactions, provides coverage that ranges up to 100% of the net loss on each individual loan included in the pool, subject to provisions regarding deductibles, caps on individual exposures, and aggregate stop loss provisions which limit aggregate losses to a specified percentage of the total original balances of all loans in the pool.

        Traditional primary insurance was issued on an individual loan basis to mortgage bankers, brokers, commercial banks and savings institutions through a network of Company-managed underwriting sites located throughout the country. Traditional primary loans were individually reviewed (except for loans insured under delegated underwriting programs) and priced according to filed premium rates. In underwriting traditional primary business, the Company generally adhered to the underwriting guidelines published by Fannie Mae or Freddie Mac, both of which were purchasers of many of the loans the Company insures. Delegated underwriting programs allowed approved lenders to commit the Company to insure loans provided they adhere to predetermined underwriting guidelines.

        Bulk and other insurance was issued on groups of loans to mortgage banking customers through a centralized risk assessment and underwriting department. These groups of loans were priced in the aggregate, on a bid or negotiated basis. Coverage for insurance issued in this manner was provided through primary insurance policies (loan level coverage) or pool insurance policies (aggregate coverage). The Company considers transactions designated as bulk insurance to be exposed to higher risk (as determined by characteristics such as origination channel, loan amount, credit quality, and extent of loan documentation) than those designated as other insurance.

        Before insuring any loans, the Company issued to each approved customer a master policy outlining the terms and conditions under which coverage will be provided. Primary business was then produced via the issuance of a commitment/certificate for each loan submitted and approved for insurance. In the case of business providing pool coverage, a separate pool insurance policy was issued covering the particular loans applicable to each transaction.

        As to all types of mortgage insurance products, the amount of premium charge depended on various underwriting criteria such as loan-to-value ratios, the level of coverage being provided, the borrower's credit history, the type of loan instrument (whether fixed rate/fixed payment or an adjustable rate/adjustable payment), documentation type, and whether or not the insured property is categorized as an investment or owner occupied property. Coverage is non-cancelable by the Company (except in the case of non-payment of premium or certain master policy violations) and premiums are paid under single, annual, or monthly payment plans. Single premiums are paid at the inception of coverage and provide coverage for the entire policy term. Annual and monthly premiums are renewable on their anniversary dates with the premium charge determined on the basis of the original or outstanding loan amount. The majority of the Company's direct premiums are written under monthly premium plans. Premiums may be paid by borrowers as part of their monthly mortgage payment and passed through to the Company by the servicer of the loan or they may be paid directly by the originator of, or investor in the mortgage loan.

        As reported in earlier periods, the Company's flagship mortgage guaranty insurance carrier, Republic Mortgage Insurance Company ("RMIC"), had been operating pursuant to a waiver of minimum state regulatory capital requirements since late 2009. This waiver expired on August 31, 2011 and, as a consequence, RMIC and its sister company, Republic Mortgage Insurance Company of North Carolina ("RMICNC"), discontinued writing new business in all states and limited themselves to servicing the run-off of their existing business. They were placed under the North Carolina Department of Insurance's ("NCDOI") administrative supervision the following year and ultimately ordered to defer the payment of 40% of all settled claims as a deferred payment obligation ("DPO").

        On July 1, 2014, the NCDOI issued a Final Order approving an Amended and Restated Corrective Plan (the "Amended Plan") submitted jointly on April 16, 2014, by RMIC and RMICNC. Under the Amended Plan, RMIC and RMICNC were authorized to pay 100% of their DPOs accrued as of June 30, 2014, and to settle all subsequent valid claims entirely in cash, without establishing any DPOs. In anticipation of receiving this Final Order, the Company contributed $125.0 million in cash and securities to RMIC in June 2014. In mid-July 2014, in furtherance of the Final Order, RMIC and RMICNC processed payments of their accumulated DPO balances of approximately $657 million relating to fully settled claims charged to periods extending between January 19, 2012 and June 30, 2014. Both subsidiaries remain under the supervision of the NCDOI as they continue to operate in run-off mode. The approval of the Amended Plan notwithstanding, the NCDOI retains its regulatory supervisory powers to review and amend the terms of the Amended Plan in the future as circumstances may warrant.

        CCI policies provide limited indemnity coverage to lenders and other financial intermediaries. The coverage is for the risk of non-payment of loan balances by individual buyers and borrowers. Claim costs are typically affected by unemployment, bankruptcy, and other issues leading to failures to pay. During 2008, the Company ceased the underwriting of new policies and the existing book of business was placed in run-off operating mode.

        During 2015 and 2014 in particular, CCI underwriting performance was affected negatively by significant litigation costs arising from claims by and against one of the nation's major banking institutions.

Corporate and Other Operations

        ($35.8 million or 0.6% of our fiscal 2015 operating revenues and $14.5 million or 0.5% of our six months 2016 operating revenues).    Corporate and other operations include the accounts of a small life and accident insurance business, as well as those of the parent holding company and several minor corporate services subsidiaries that perform investment management, payroll, administrative and minor marketing services.

        We had net premium revenues from life and accident insurance of $19.4 million during fiscal 2015 and $9.5 million during the six month 2016 period. Our life and accident insurance product offerings are sold in both the U.S. and Canada through financial intermediaries such as automobile dealerships, travel agents and marketing channels that are also utilized in some of our general insurance operations. For 2015, the much lower life and accident premium volume reflects the transfer of accident insurance premiums from a life and accident subsidiary to a general insurance group affiliate. In 2004, we terminated and placed in run off our term life insurance portfolio. Term life insurance accounted for $10.3 million in net premiums earned during fiscal 2015 and $4.6 during the six month 2016 period.

 The Offering

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read this prospectus supplement and the accompanying prospectus before making an investment in the notes. The "Description of Notes" section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, "we," "our" and "us" refer to Old Republic International Corporation and not to any of its consolidated subsidiaries.

Issuer	Old Republic International Corporation, a Delaware corporation
Notes Offered	$550,000,000 aggregate principal amount of 3.875% Senior Notes due 2026 (the "notes").
Maturity	Unless earlier redeemed, the notes will mature on August 26, 2026.
Interest	The notes will bear interest at 3.875% per year.
Interest Payment Dates	February 26 and August 26 of each year, beginning February 26, 2017.
Ranking	The notes will be our senior unsecured obligations and will rank:
• senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;
• equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;
• junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and
• structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries.

As of June 30, 2016, our total consolidated indebtedness was approximately $982.9 million. As of June 30, 2016, our subsidiaries had total policy liabilities and accruals of approximately $11.2 billion to which the notes would have ranked structurally junior, and neither we nor our subsidiaries had any secured indebtedness outstanding.

The base indenture governing the notes, as supplemented by the supplemental indenture to be entered into in connection with this notes offering (which we refer to collectively as the "indenture"), does not limit the amount of debt that we or our subsidiaries may incur.

Optional Redemption

We may redeem some or all of the notes at our option at any time and from time to time prior to July 26, 2026 (the date that is one month prior to the maturity date of the notes) at the "make-whole" redemption price described in this prospectus supplement under "Description of Notes—Optional Redemption." On and after July 26, 2026, we may redeem some or all of the notes at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest up to but excluding the date of redemption.

Covenants

The indenture for the notes contains limitations on liens on the voting securities of our "principal subsidiaries," as such term is defined in the section under the caption "Description of Notes—Covenants—Limitation on Liens on Stock of Principal Subsidiaries." The supplemental indenture also contains restrictions on the disposal of the voting stock of these subsidiaries. These covenants are subject to important qualifications and limitations.

Use of Proceeds

We estimate that the proceeds from this offering will be $545,429,500 after deducting fees and before estimated expenses. We intend to use the net proceeds for general corporate purposes, including the repayment of our outstanding convertible senior notes due 2018 at maturity, unless earlier converted. The convertible senior notes bear interest at a rate of 3.75% per annum, and have a final maturity date of March 15, 2018. See "Use of Proceeds."

Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Further Issuances

We may create and issue additional notes ranking equally and ratably with the notes in all respects, so that such additional notes shall be consolidated and form a single series with the notes, provided that such additional notes shall be fungible with the previously issued notes for U.S. federal income tax purposes with the previously issued notes.

Risk Factors

See "Risk Factors" in this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

No Public Market

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

RISK FACTORS

        Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained herein or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer, which could adversely affect your investment in the notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See "Forward-Looking Statements." As used in this section, "we," "our" and "us" refer to Old Republic International Corporation and not to any of its consolidated subsidiaries.

Risks Related to the Notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

        The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure any of our secured debt will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

        As of June 30, 2016, our total consolidated indebtedness was approximately $982.9 million. As of June 30, 2016, our subsidiaries had total policy liabilities and accruals of approximately $11.2 billion to which the notes would have ranked structurally junior, and neither we nor our subsidiaries had any secured indebtedness outstanding.

The notes are obligations of Old Republic International Corporation only, and our status as a holding company with no direct operations could adversely affect our ability to service our debt, including the notes.

        Old Republic International Corporation is a holding company that transacts business through its operating subsidiaries. Our primary assets are the capital stock of these operating subsidiaries. Thus, our ability to service the indebtedness of Old Republic International Corporation, including the notes, depends upon the surplus and earnings of our subsidiaries and their ability to pay dividends to the holding company. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose.

        In addition, payment of dividends by our insurance subsidiaries is restricted by state insurance laws or subject to approval of the insurance regulatory authorities in the jurisdictions in which they are domiciled. These authorities recognize only statutory accounting practices for determining financial position, results of operations and the ability of an insurer to pay dividends to its shareholders. The specific rules governing the payment of dividends by our insurance subsidiaries vary from jurisdiction to jurisdiction. Our insurance subsidiaries are domiciled in seventeen different jurisdictions. Generally, our insurance subsidiaries are prohibited from paying dividends to the holding company in excess of either the greater or lesser of (depending upon the state involved) 10% of statutory surplus or a portion of statutory net income, without the prior approval of the applicable insurance regulatory authority. Based on financial data for the fiscal year ended December 31, 2015, the maximum amount of dividends payable to Old Republic International Corporation by its insurance and non-insurance company subsidiaries during the fiscal year ended December 31, 2016 without the prior approval of appropriate regulatory authorities is approximately $493.8 million, of which $141.0 million has been declared and paid in 2016 to date. Dividends declared during the fiscal years ended December 31, 2013, 2014 and 2015 to our company by our subsidiaries amounted to $205.3 million, $281.1 million and $326.0 million, respectively. Of the approximately $493.8 million in 2016 dividend capacity referred to above, none was attributable to our mortgage guaranty subsidiaries. There can be no assurance that our subsidiaries will be able to continue to pay such dividends to us in the future. If our subsidiaries are unable to pay dividends to us in amounts necessary to satisfy our obligations, our ability to service our debt, including the notes, could be adversely affected.

The indenture does not restrict the amount of additional debt that we or our subsidiaries may incur.

        The indenture under which the notes will be issued does not place any limitation on the amount of indebtedness that we or our subsidiaries may incur in the future. The incurrence by us or our subsidiaries of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

The covenants in the indenture are limited; the indenture does not limit our ability to enter into a change of control transaction.

        The indenture will not contain any provisions restricting our or any of our subsidiaries' ability to

  •
  sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries),

  •
  enter into transactions with affiliates or to create liens (other than certain limitations on creating liens on the stock of certain subsidiaries),

  •
  enter into sale and leaseback transactions, or

  •
  create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

        There are no financial covenants in the indenture and therefore the indenture does not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth. Additionally, the indenture will not require us to offer to purchase the notes in connection with a change of control. Accordingly, the indenture will not afford protection in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect the value of the notes.

We cannot assure you that an active trading market will develop for the notes.

        The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. Accordingly, we cannot assure you that liquid trading markets will develop for the notes. If a liquid trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Regulatory developments and recently enacted legislation could adversely affect our business and holders of our securities

        The Dodd-Frank Wall Street Reform and Consumer Protection Act makes sweeping changes to the financial services industry and its regulation. The Dodd-Frank Act contains an alternative resolution regime for certain failing, systemically important financial companies, including certain insurance holding companies and their insurance and non-insurance company subsidiaries. Such regime, which would only replace the normal insolvency regime for such companies and subsidiaries if certain governmental determinations are made, could alter the rights of securities holders of institutions made subject to it.

A downgrade in our ratings from A.M. Best Company, Standard& Poor's Corporation or Moody's could negatively affect our business.

        Ratings are an important factor in establishing the competitive position of insurance companies. Our insurance companies are rated by A.M. Best, Standard & Poor's, and Moody's. These ratings reflect the rating companies' opinions of an insurance company's and insurance holding company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders, and are not evaluations directed to investors. Our ratings are subject to periodic review, and we cannot assure the continued maintenance of our current ratings. The principal companies in our General Insurance segment are rated either A+ (Superior) or A (Excellent) by A.M. Best, A2 or A3 by Moody's and A+ by Standard & Poor's. Our Title Insurance group is rated A by A.M. Best, A2 by Moody's and A– by Standard & Poor's.

        There can be no assurance, particularly in the current economic environment, that our insurance subsidiaries will be able to maintain their current ratings. If the ratings of any of our insurance companies are reduced from their current levels, our business could be adversely affected.

We are involved in litigation, the ultimate outcome of which is difficult to predict, and which could have a material adverse effect on our business.

        Legal proceedings against us and our subsidiaries routinely arise in the normal course of business and usually pertain to claim matters related to insurance policies and contracts issued by our insurance subsidiaries. Other, non-routine legal proceedings that may prove to be material to us or one of our subsidiaries are discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years in the period ended December 31, 2015 and the six month period ended June 30, 2016.

        Our ratios of earnings to fixed charges for the periods indicated are as follows:

	Six Months Ended June 30, 2016	Year Ended December 31,
		2015	2014	2013	2012		2011
Ratio of earnings to fixed charges	16.3	15.7	22.4	29.8	NM	(1)	NM	(1)

(1)
Not meaningful for the years ended December 31, 2012 and 2011, during which periods earnings were insufficient to cover fixed charges by $137.3 million and $237.5 million, respectively. Such shortfalls were due primarily to the weakness in the Company's mortgage guaranty and consumer credit indemnity lines.

        For purposes of computing these ratios, earnings consist of the sum of pretax income (loss) before adjustment for income or loss from equity investees, distributed income of equity investees and fixed charges. Fixed charges consist of interest expense and amortization of capitalized debt expenses.

USE OF PROCEEDS

        We estimate that the proceeds from this offering will be $545,429,500, after deducting fees and before estimated expenses.

        We intend to use the net proceeds for general corporate purposes, including repayment of our outstanding convertible senior notes due 2018 at maturity, unless earlier converted. The convertible senior notes bear interest at a rate of 3.75% per annum, and have a final maturity date of March 15, 2018.

        Pending application for the foregoing purposes, the net proceeds from this offering will be invested in short-term interest bearing instruments or other investment grade securities.

 CAPITALIZATION

        The following table sets forth our cash position and capitalization as of June 30, 2016, on:

  •
  an actual basis; and

  •
  an as adjusted basis to give effect to the issuance and sale of the notes in this offering, after deducting the underwriting discounts and commissions and before estimated offering expenses.

        The table should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and "Management Analysis of Financial Position and Results of Operations" included in Old Republic International Corporation's quarterly report on Form 10-Q for the period ended June 30, 2016 incorporated by reference into this prospectus supplement.

	As of June 30, 2016 ($ In Millions)
	Actual	As Adjusted
Cash	$168.7	$714.1

Debt(1):
Convertible senior notes due 2018	$546.9	$546.9
Senior notes due 2024	395.4	395.4
Senior notes due 2026 offered hereby	—	545.4
Other	40.5	40.5

Total debt	982.9	1,528.3

Preferred Stock:
Convertible preferred stock(2)	—	—
Common Shareholder's Equity:
Common stock(2)	262.4	262.4
Additional paid-in capital	706.2	706.2
Retained earnings	3,064.8	3,064.8
Accumulated other comprehensive income (loss)	387.0	387.0
Unallocated ESSOP shares (at cost)	(42.5)	(42.5)

Total common shareholders' equity	4,378.0	4,378.0

Total Capitalization	$5,361.0	$5,906.4

Capitalization Ratios:
Debt to common shareholders' equity	22.5%	34.9%

Debt to total capitalization	18.3%	25.9%

(1)
Certain debt amounts have been reduced due to the reclassification of immaterial debt issuance costs previously classified as deferred assets in order to comply with a 2015 pronouncement by the Financial Accounting Standards Board.

(2)
At June 30, 2016 there were 75,000,000 shares of $0.01 par value preferred stock authorized, of which no shares were outstanding. As of the same date, there were 500,000,000 shares of common stock, $1.00 par value, authorized, of which 262,445,592 were issued. At June 30, 2016, there were 100,000,000 shares of Class B Common Stock, $1.00 par value, authorized, of which no shares were issued.

DESCRIPTION OF NOTES

        The Company will issue the notes under a base indenture dated as of August 15, 1992, between itself and Wilmington Trust Company, as trustee (the "trustee"), as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture (the "base indenture"), as supplemented by the supplemental indenture (the "supplemental indenture"), collectively as the "indenture." The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        You may request a copy of the indenture from us as described under "Where You Can Find More Information" in the accompanying prospectus.

        The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

        For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Old Republic International Corporation and not to any of its subsidiaries.

General

        The aggregate principal amount of the notes offered hereby will initially be limited to $550,000,000 and will mature on August 26, 2026. The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be entitled to any sinking fund. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes shall be fungible for U.S. federal income tax purposes with the previously issued notes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

        Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from August 26, 2016, or from the most recent date to which interest has been paid or provided for, payable semi-annually on February 26 and August 26 of each year, beginning on February 26, 2017, to the persons in whose names the notes are registered in the security register at the close of business on the February 11 or August 11 preceding the relevant interest payment date. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

        If any interest payment date or the stated maturity date or any earlier date of redemption would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term "business day" means any day other than a Saturday, a Sunday or any other day on which banks or trust companies in The City of New York are authorized or required by law or executive order to be closed.

        We will pay (through our agents) the principal of, premium (if any) and interest on notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

        We will pay the principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

        A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes.

Ranking

        The notes will be senior unsecured obligations of the Company that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future unsecured indebtedness of the Company that is not so subordinated. The notes will effectively rank junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The notes will be structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

        As of June 30, 2016, our total consolidated indebtedness was approximately $982.9 million. As of June 30, 2016, our subsidiaries had total policy liabilities and accruals of approximately $11.2 billion to which the notes would have ranked structurally junior, and neither we nor our subsidiaries had any secured indebtedness outstanding.

        The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate, insurance and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to service our debt, including the notes. See "Risk Factors—The notes are obligations of Old Republic International Corporation only, and our status as a holding company with no direct operations could adversely affect our ability to service our debt, including the notes."

        The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes. See "Risk Factors—The covenants in the indenture are limited; the indenture does not limit our ability to enter into a change of control transaction."

Optional Redemption

        We may, at our option, at any time and from time to time redeem the notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice mailed to the holders of the notes.

        Prior to July 26, 2026 (the date that is one month prior to the maturity date of the notes), the notes will be redeemable at a redemption price equal to the greater of

  (1)
  100% of the principal amount of the notes to be redeemed or

  (2)
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus, in either case, accrued and unpaid interest up to but excluding the date of redemption. On and after July 26, 2026, the notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest up to but excluding the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum determined by us equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date determined by us, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average, determined by us, of all Reference Treasury Dealer Quotations obtained.

        "Reference Treasury Dealer" means each of Morgan Stanley & Co. LLC and Raymond James & Associates, Inc. and their respective successors and assigns and three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a " Primary Treasury Dealer "), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

        On and after any redemption date, interest will cease to accrue on the notes called for redemption unless we default in the payment of the redemption price. At least one business day prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date.

        We will deliver written notice of any redemption to holders of notes to be redeemed at their addresses, as shown in the security register for the affected notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the aggregate principal amount of the notes to be redeemed, the redemption date and the redemption price.

        If we choose to redeem less than all of the notes, then we will notify the trustee at least 60 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and the redemption date. The trustee will select, in the manner it deems fair and appropriate, the notes to be redeemed in part in accordance with the procedures of DTC. See also "—Book-entry, Settlement and Clearance" and "—Global Clearance and Settlement Procedures" below.

        If we have given notice as provided in the indenture and made funds irrevocably available for the redemption of any notes called for redemption on the redemption date referred to in that notice, then those notes will cease to bear interest on that redemption date and the only remaining right of the holders of those notes will be to receive payment of the redemption price.

Covenants

  Limitation on Liens on Stock of Principal Subsidiaries.

        So long as any notes are outstanding, we will not, and we will not permit any of our principal subsidiaries to, incur, assume or guarantee any debt secured by a lien on any voting stock issued by any of our principal subsidiaries, unless all of the notes are secured to the same extent as and for so long as that debt is so secured. This restriction does not apply to liens existing at the time a corporation becomes a principal subsidiary of ours or to any renewal or extension of any such existing lien and does not apply to shares of subsidiaries that are not principal subsidiaries.

        "Principal subsidiary" means any present or future subsidiary of Old Republic, the consolidated total assets of which constitute at least 15% of the total consolidated assets of Old Republic, and any successor to any such subsidiary.

  Limitation on Issuance or Disposition of Stock of Principal Subsidiaries.

        So long as any notes are outstanding, we will not, nor will we permit any of our principal subsidiaries to, issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a principal subsidiary except for:

  •
  any issuance, sale, assignment, transfer or other disposition made in compliance with the order of a court or regulatory authority, unless the order was requested by us or one of our principal subsidiaries;

  •
  any of the voting stock of a principal subsidiary owned by us or by a principal subsidiary sold for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by our board of directors; or

  •
  any issuance, sale, assignment, transfer or other disposition of voting stock of a principal subsidiary to us or to another principal subsidiary.

        The transfer of assets from a principal subsidiary to any other person, including to us or another of our subsidiaries, is not prohibited under the indenture.

Merger, Consolidation and Sale of Assets

        The indenture provides that the Company will not consolidate with or merge into any other corporation or convey or transfer or lease its properties and assets substantially as an entirety to any person unless:

  (1)
  the corporation formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company on all of the debt securities outstanding under the base indenture;

  (2)
  immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

  (3)
  the Company shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

        Upon any consolidation or merger with or into any other person or any conveyance, transfer or lease of all or substantially all of our properties and assets to any other person, the successor person will succeed to, and be substituted for, us under the indenture, and we, except in the case of a lease, will be relieved of all obligations and covenants under the notes and the indenture to the extent we were the predecessor person.

Events of Default

        Each of the following is an event of default under the indenture:

  (1)
  the Company defaults in the payment of interest on any note when the same becomes due and payable and such default continues for a period of 30 days;

  (2)
  the Company defaults in the payment of principal of, or premium, if any on, any note when the same becomes due and payable, whether at its stated maturity or any earlier date of redemption, upon acceleration, upon declaration or otherwise;

  (3)
  the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the indenture with respect to the notes (other than a covenant or agreement in respect of which non-compliance by the Company would otherwise be an event of default) and such default or breach continues for a period of 60 consecutive days after written notice to the Company by the trustee or to the Company and the trustee by the "holders" (as defined in the indenture) of 10% or more in aggregate principal amount of the notes then outstanding;

  (4)
  an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any significant subsidiary (as defined in Article 1, Rule 1-02 of Regulation S-X) of the Company for money borrowed in excess of $50 million, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 10% in principal amount of the notes then outstanding, a written notice specifying such event of default and requiring that such acceleration be rescinded or annulled or such indebtedness to be discharged; or

  (5)
  certain events of bankruptcy, insolvency, rehabilitation or reorganization of the Company.

        If an event of default, other than as described in the next sentence, occurs and is continuing, then, and in each and every such case, except for any notes the principal of which shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding under the indenture, by notice in writing to the Company (and to the trustee if given by holders), may declare the entire principal amount of all the notes, and the interest accrued on such notes, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an event of default described in clause (5) occurs and is continuing, then the principal amount of all the notes then outstanding and interest accrued on such notes, if any, shall be and become immediately due and payable, without any notice or other action by any holder or the trustee, to the full extent permitted by applicable law.

        The provisions described in the paragraph above, however, are subject to the condition that if, at any time after the principal of the notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained as provided in the indenture, the Company will pay or will deposit with the trustee a sum in cash in U.S. dollars sufficient to pay all matured installments of interest upon all the notes and the principal of any and all notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing to the trustee and its agents and counsel, and if any and all events of default under the indenture, other than the non-payment of the principal of notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the indenture, then and in every such case the holders of a majority in aggregate principal amount of all the notes then outstanding, by written notice to the Company and to the trustee, may rescind and annul such declaration and its consequences, but no such rescission and annulment will extend to or shall affect any subsequent default or shall impair any right consequent on such default.

        Subject to certain restrictions, the holders of at least a majority in aggregate principal amount of the notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder of any notes may institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

  (i)
  such holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

  (ii)
  the holders of at least 25% in aggregate principal amount of outstanding notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;

  (iii)
  such holder or holders have offered to the trustee reasonable indemnity against any costs, liabilities or expenses (including fees and expenses of its counsel) to be incurred in compliance with such request;

  (iv)
  the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

  (v)
  during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders.

        We are required to deliver annually to the trustee an officers' certificate, stating whether or not to the knowledge of the signers thereof (i) we are in compliance with all conditions and covenants under the indenture and (ii) we are in default in the performance and observance of certain of the covenants under the indenture and if we are in default, specifying all such defaults and the nature and status of such defaults.

Modification and Amendment; Waiver

        The indenture allows the Company and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding notes, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the notes. However, without the consent of the holders of all the outstanding notes affected thereby, no supplemental indenture may:

  (1)
  change the stated maturity of the principal of, or interest on, any note;

  (2)
  reduce the principal amount of, or the rate of interest on, or any premium payable upon redemption of, any note;

  (3)
  change any place of payment where, or the currency in which, any note or any interest thereon is payable;

  (4)
  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the note;

  (5)
  reduce the percentage in principal amount of the notes, the consent of whose holders is required for a supplemental indenture, or the consent of whose holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indenture; or

  (6)
  modify any of the foregoing provisions described in clause (5) above except to increase any such percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

        The Company and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder to, among other things:

  (1)
  evidence the succession of another corporation to us and the assumption of our covenants and obligations under the notes and the indenture by this successor;

  (2)
  add to the Company's covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company;

  (3)
  cure any ambiguity or make any other provisions that do not adversely affect the interests of the holders of the notes in any material respect;

  (4)
  add guarantees with respect to the notes; and

  (5)
  conform the provisions of the indenture to the "Description of Notes" section in this prospectus supplement.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive our compliance with certain provisions of the indenture (including those specified under "—Covenants"). The holders of a majority in principal amount of the outstanding notes may waive any past defaults (except with respect to nonpayment of principal or interest, or with respect to any covenant or provision that cannot be modified or amended without the consent of all holders).

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment or supplement, but it shall be sufficient if such consent approves the substance of such proposed amendment or supplement. After an amendment or supplement becomes effective, the Company shall give to the holders affected by such amendment or supplement a notice briefly describing such amendment or supplement. The Company will mail supplemental indentures to holders upon request. Any failure of the Company to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Satisfaction and Discharge; Defeasance

        We will be discharged from certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation and that either

  •
  have become due and payable or will become due and payable within one year or

  •
  have been scheduled for redemption within one year,

by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such notes with respect to principal and any premium and interest to the date of such deposit, if such notes have become due and payable, or to the maturity thereof, as the case may be.

        If there is a change in U.S. federal tax law as described below, subject to the conditions described below, at any time we may terminate all of our obligations under the notes and the indenture ("legal defeasance") except for certain obligations (including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes).

        In addition, subject to the conditions described below, at any time we may terminate as to the notes:

  •
  our obligations under the covenants described under "—Covenants"; and

  •
  the operation of the event of default provision relating to our failure to comply with such covenants as described under "—Events of Default" ("covenant defeasance").

        In the event we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the notes after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the notes at the time of any acceleration resulting from that event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

        The legal defeasance option or the covenant defeasance option may be exercised only if, among other things, the following conditions are satisfied:

  •
  we must deposit in trust for the benefit of all holders of the notes a combination of money in U.S. dollars and U.S. government obligations denominated in U.S. dollars that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates;

  •
  in the case of legal defeasance, there must be a change in current U.S. federal tax law or an Internal Revenue Service ruling, confirmed in an opinion of counsel, that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred; and

  •
  in the case of covenant defeasance, we must deliver to the trustee a legal opinion of our counsel confirming that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Reports

        The indenture provides that any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the Securities and Exchange Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).

Trustee

        Wilmington Trust Company is the trustee, security registrar and paying agent. Wilmington Trust Company in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

        We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

        The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, Settlement and Clearance

        The Depository Trust Company, or "DTC," which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

        Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, S.A ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear System"), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear System's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the "U.S. Depositaries").

        DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules applicable to the depositary and its participants are on file with the SEC.

        Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

        The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

        Notes in physical, certificated form will be issued and delivered to each person that the depositary identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

  •
  an event of default with respect to the notes has occurred and is continuing.

        As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

  •
  will not be entitled to have the notes represented by these global security certificates registered in their names; and

  •
  will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

        All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

        Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee (or its agents) will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

        Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

        The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

  Global Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream,

Luxembourg or the Euroclear System as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary only applies to investors that will hold their notes as "capital assets" under the Internal Revenue Code of 1986, as amended (the "Code") and purchase their notes for cash upon initial issuance at the "issue price" (the first price at which a substantial amount of notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

        This summary is based upon current U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules ( e.g. , financial institutions, insurance companies, U.S. expatriates, broker-dealers, traders in securities that use the mark-to-market method of accounting, tax-exempt organizations, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors therein, persons subject to alternative minimum tax or U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws or the Medicare tax on certain investment income) or any foreign, state or local tax considerations. We are not planning to seek a ruling from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein. Each prospective investor is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership or disposition of the notes.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other business entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust, if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more "United States persons" within the meaning of the Code control all substantial trust decisions or (b) the trust has elected to be treated as a United States person. A beneficial owner of a note that is not a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes is referred to herein as a "Non-U.S. Holder."

        If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the notes, and partners in such a partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

        Stated interest.    Interest on a note will generally be taxable to a U.S. Holder as ordinary interest income (in accordance with the U.S. Holder's regular method of tax accounting for U.S. federal income tax purposes) at the time such payments are accrued or received.

        Sale, exchange, retirement, redemption or other taxable disposition of the notes.    Upon a sale, exchange, retirement, redemption or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder's adjusted tax basis in such notes. The amount realized will include the amount of any cash and the fair market value of any property received for the notes (other than any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income (as described above under "—Stated interest") to the extent not previously included in income). A U.S. Holder's adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder's holding period for the notes is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

        Interest.    Subject to the discussion below concerning FATCA (as defined below) and backup withholding, all payments of interest on the notes made to a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax; provided that: (i) such Non-U.S. Holder does not own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) such non-U.S. Holder certifies, under penalties of perjury, to the applicable withholding agent on IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (v) such payments are not effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States.

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

        Sale, exchange, retirement, redemption or other taxable disposition of the notes.    Subject to the discussion below concerning FATCA and backup withholding and except with respect to accrued but unpaid interest, which generally will be taxable as described above under "—Interest," a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, in which case such gain will be taxed as described below, or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case such Non-U.S. Holder will be subject to a 30% (or, if applicable, a lower treaty rate) tax on the gain derived from such disposition, which may be offset by U.S. source capital losses.

        Income effectively connected with a U.S. trade or business.    If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes or gain realized on the sale, exchange or other taxable disposition (including a retirement or redemption) of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder's country of residence, any "effectively connected" income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if such a Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments. Payments of interest that are effectively connected with a U.S. trade or business will not be subject to the 30% withholding tax provided that the Non-U.S. Holder claims exemption from withholding. To claim exemption from withholding, the Non-U.S. Holder must certify its qualification, which generally can be done by filing a properly executed IRS Form W-8ECI (or appropriate substitute form).

FATCA

        Legislation referred to as the Foreign Account Tax Compliance Act ("FATCA") generally may impose a U.S. federal withholding tax of 30% on payments of interest or on the gross proceeds from a disposition (including a retirement or redemption) of a debt instrument paid to certain non-U.S. entities (whether or not such non-U.S. entity is a beneficial owner or an intermediary), including certain foreign financial institutions, unless such non-U.S. entity complies with certain reporting and disclosure obligations under FATCA. Based on current guidance, this withholding tax generally currently applies to payments of interest on the notes and will apply to payments of gross proceeds from the sale or other disposition of the notes after December 31, 2018. You should consult your own tax advisor regarding the possible implications of FATCA on your investment in the notes.

Information reporting and backup withholding

        U.S. Holders.    Payments of interest on, or the proceeds of the sale, exchange or other taxable disposition (including a retirement or redemption) of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding at a specified rate, currently 28%, if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

        Non-U.S. Holders.    A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid backup withholding at a specified rate, currently 28%, with respect to our payment of interest on, or the proceeds of the sale, exchange or other disposition (including a retirement or redemption) of, a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

 UNDERWRITING

        Subject to the terms and conditions in the underwriting agreement between us and Morgan Stanley & Co. LLC, as representative of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below:

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. LLC	$412,500,000
Raymond James & Associates, Inc.	137,500,000

Total	$550,000,000

        The underwriting agreement provides that the underwriters severally and not jointly agree to purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.40% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.20% of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

        In the underwriting agreement, we have agreed that:

  •
  we will pay our expenses related to the offering, which we estimate will be $600,000;

  •
  we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities; and

  •
  for 90 days from the date hereof, we will not, without the prior written consent of the representatives, directly or indirectly issue, sell or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any of our debt securities. These restrictions do not apply to the sale of notes by us to the underwriters.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer's certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of such notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of the notes to stabilize the price or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of the notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters' web sites is not part of this prospectus supplement or the accompanying prospectus.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

United Kingdom

        Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the "FSMA")), in connection with the issue or sale of the notes, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

        Anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom, must be done, in compliance with all applicable provisions of the FSMA.

        This prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at persons who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the "Order"), or (ii) high net worth companies and other entities falling within Article 49(2)(a) to (d) of the Order or (iii) any other persons to whom it may otherwise be lawfully communicated in accordance with the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and the accompanying prospectus and any of their contents must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, the notes offered hereby are only available to, and investment or any investment activity to which this prospectus supplement and the accompanying prospectus relate will be engaged in only with, relevant persons.

European Economic Area

        Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the European Union's Directive 2003/71/EC (and any amendments thereto) as implemented in member states of the European Economic Area (the "Prospectus Directive"). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offers of the notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the notes. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes in circumstances in which an obligation arises for us or any underwriter to publish a prospectus pursuant to the Prospectus Directive for such offer.

        In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus has been made or will be made to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC as amended, including by Directive 2010/73/EU and includes any relevant implementing measure in the Relevant Member State.

Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto)

contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

        The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Locke Lord LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP. Sidley Austin LLP is currently representing certain of our subsidiaries in various matters.

EXPERTS

        The consolidated financial statements and financial statement schedules of Old Republic International Corporation as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities

        Each time we offer debt securities using this prospectus, we will provide specific terms of the debt securities, including the offering price and any other features, in supplements to this prospectus. The prospectus supplements may also add to, update or change the information in this prospectus and will also describe the specific manner in which we will offer the debt securities. You should read the prospectus supplement and this prospectus, along with the documents incorporated by reference, prior to investing in our debt securities.

        We may offer and sell the debt securities to or through underwriters, dealers and agents, or directly to purchasers. The names and compensation of any underwriters, dealers or agents involved in the sale of debt securities will be described in a prospectus supplement.

        Investing in these debt securities involves risks. You should carefully consider the information under "Risk Factors" on page 2 of this prospectus as well as the risk factors contained in other documents incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2014.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration for continuous offering process. Under the shelf process, from time to time, we may, but are not required to, sell the debt securities offered in supplements to this prospectus in one or more offerings.

        This prospectus provides you with a general description of our Company. Whenever we decide to offer the debt securities noted on the cover page of this prospectus, we will provide you with a prospectus supplement containing specific information about the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to that specific offering. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        In this prospectus and any prospectus supplement, unless otherwise indicated, the terms "Old Republic," "Company," "registrant," "we," "us" and "our" refer to Old Republic International Corporation and its consolidated subsidiaries.

OLD REPUBLIC INTERNATIONAL CORPORATION

        We are a Chicago based holding company engaged in the single business of insurance underwriting. We conduct our operations through a number of regulated insurance company subsidiaries organized into three major segments, namely, our General (property and liability insurance), Title Insurance and the Republic Financial Indemnity Group ("RFIG") (mortgage guaranty and consumer credit indemnity) run-off business. References herein to such groups apply to our subsidiaries engaged in these respective segments of business.

        The insurance business is distinguished from most others in that the prices (premiums) charged for various insurance products are set without certainty of the ultimate benefit and claim costs that will emerge or be incurred, often many years after issuance and expiration of a policy. This basic fact casts us as a risk-taking enterprise managed for the long run. We therefore conduct our business with a primary focus on achieving favorable underwriting results over cycles, and the maintenance of financial soundness in support of our subsidiaries' long-term obligations to insurance beneficiaries. To achieve these objectives, adherence to certain basic insurance risk management principles is stressed, and asset diversification and quality are emphasized. The underwriting principles encompass:

  •
  Disciplined risk selection, evaluation, and pricing to reduce uncertainty and adverse selection;

  •
  Augmenting the predictability of expected outcomes through insurance of the largest number of homogeneous risks as to each type of coverage;

  •
  Reducing the insurance portfolio risk profile through:

  •
  diversification and spread of insured risks; and

  •
  assimilation of uncorrelated asset and liability exposures across economic sectors that tend to offset or counterbalance one another; and

  •
  Effectively managing gross and net limits of liability through appropriate use of reinsurance.

        In addition to income arising from our basic underwriting and related services functions, we earn significant investment income from invested funds generated by those functions and from shareholders' capital. Our investment strategy aims for stability of income from interest and dividends, protection of capital, and sufficient liquidity to meet insurance underwriting and other obligations as they become payable in the future. Securities trading and the realization of capital gains are not objectives. Our investment philosophy is therefore best characterized as emphasizing value, credit quality, and relatively long-term holding periods. Our ability to hold both fixed maturity and equity securities for long periods of time is in turn enabled by the scheduling of maturities in contemplation of an appropriate matching of assets and liabilities.

        In light of the above factors, our affairs are necessarily managed for the long-run without significant regard to the arbitrary strictures of quarterly or even annual reporting periods that American industry must observe. In our view, such short reporting time frames do not comport well with the long-term nature of much of our business. We believe that our operating results and financial condition can best be evaluated by observing underwriting and overall operating performance trends over succeeding five to ten year intervals. Such extended periods can encompass one or two economic and/or underwriting cycles, and thereby provide appropriate time frames for such cycles to run their course and for reserved claim costs to be quantified with greater finality and effect.

        We are a corporation organized under the laws of Delaware. Our principal executive offices are located at 307 North Michigan Avenue, Chicago, Illinois. Information concerning us is available on our website at oldrepublic.com. Information contained on our website is not and should not be considered a part of this prospectus unless specifically incorporated by reference.

RISK FACTORS

        Investing in our debt securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in our Company described in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, as the same may be updated from time to time by our future filings with the SEC. Before making an investment decision, you should carefully consider those risks as well as other information we incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS

        Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as ours are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

        Some of the statements made in our reports that we file with the SEC and which are incorporated by reference in this prospectus or that may be made in any applicable prospectus supplement can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect our future performance. With regard to our General Insurance segment, its results can be affected, in particular, by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Our Title Insurance and RFIG run-off business results can be affected by similar factors and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, variations in mortality and health trends, and changes in policy lapsation rates. At our parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering our widespread operations.

        A more detailed listing and discussion of the risks and other factors which affect our risk-taking insurance business are included in Part I, Item 1A—Risk Factors, of our 2013 Annual Report to the SEC, which Item is specifically incorporated herein by reference.

        Any forward-looking statements or commentaries speak only as of their dates. We undertake no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

        You should consider these risks and those set forth in, or incorporated into, the "Risk Factors" section of this prospectus prior to investing in our debt securities.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of debt securities offered by this prospectus will be used for general corporate purposes, including, without limitation, the repayment or the refinancing of indebtedness, repurchases of our outstanding securities, capital expenditures, future acquisitions and working capital. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years ended December 31, 2013 and the six month period ended June 30, 2014.

        Our ratios of earnings to fixed charges for the periods indicated are as follows:

		Year Ended December 31,
	Six Months Ended June 30, 2014
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	35.4	29.8	NM(1)	NM(1)	1.9	NM(1)

(1)
Not meaningful for the years ended December 31, 2012, 2011 and 2009, during which periods earnings were insufficient to cover fixed charges by $137.3 million, $237.5 million and $270.8 million, respectively. Such shortfalls were due primarily to the weakness in the Company's mortgage guaranty and consumer credit indemnity lines.

        For purposes of computing these ratios, earnings consist of the sum of pretax income (loss) before adjustment for income or loss from equity investees, distributed income of equity investees and fixed charges. Fixed charges consist of interest expense and amortization of capitalized debt expenses.

DESCRIPTION OF DEBT SECURITIES

        We will describe the terms of the offered debt securities from time to time in any prospectus supplement for such offer.

 PLAN OF DISTRIBUTION

        The plan of distribution for each offering of debt securities pursuant to this prospectus will be described in detail in a prospectus supplement describing each particular offering.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the offered debt securities of Old Republic International Corporation will be passed on for us by John R. Heitkamp, Jr., Senior Vice President, General Counsel, and Secretary of the corporation. Mr. Heitkamp holds stock and options to purchase stock granted under our employee stock plans, which in the aggregate represent less than 1% of our outstanding common stock.

EXPERTS

        The consolidated financial statements and financial statement schedules of Old Republic International Corporation as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1 800-SEC-0330 for further information on the Public Reference Room in Washington, DC and in other locations. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov. Copies of documents we have filed with the SEC are also available at the offices of the New York Stock Exchange, 200 Broad Street, New York, NY 10005.

INCORPORATION BY REFERENCE

        The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 3, 2014;

  •
  Our Quarterly Report on Form 10-Q for the three month period ended March 31, 2014, filed on May 7, 2014;

  •
  Our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2014, filed on August 1, 2014;

  •
  The sections of our Definitive Proxy Statement for the 2014 Annual Meeting of Shareholders filed with the SEC on April 25, 2014 that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

  •
  Our Current Reports on Form 8-K filed on March 21, 2014, May 27, 2014 and July 1, 2014.

        All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the completion of the offering of all securities covered by the respective prospectus supplement, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreement and are not intended to provide any other factual or disclosure information about our Company. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

        You may obtain any of the documents incorporated by reference by contacting us or the SEC or through the SEC's Internet Website, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus or a prospectus supplement. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address: Old Republic International Corporation, 307 North Michigan Avenue, Chicago, Illinois 60601, Attention: Corporate Secretary, telephone (312) 346-8100.

        We have not authorized anyone to give any information or make any representation about the offering or us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus or which may be contained in a prospectus supplement or in any free writing prospectus prepared by us or on our behalf. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitation of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom is it unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. Information contained in this prospectus speaks only as of the date of this prospectus unless otherwise specifically indicated.

$550,000,000

3.875% Senior Notes due 2026

PROSPECTUS SUPPLEMENT

Morgan Stanley

Raymond James

August 23, 2016